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EXHIBIT 99B.3
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CONSOLIDATED BALANCE SHEETS                           U S WEST, Inc.
(UNAUDITED)
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                                              June 30, December 31,
In millions                                    1995       1994
- - ---------------------------------------      ----------------------
ASSETS
Current assets:
 Cash and cash equivalents                    $    87   $   209
 Accounts and notes receivable                  1,824     1,693
 Inventories and supplies                         212       189
 Deferred tax asset                               348       352
 Prepaid and other                                341       323
                                             ----------------------
    Total current assets                        2,812     2,766
                                             ----------------------

Property, plant and equipment - net            14,089    13,997
Investment in Time Warner Entertainment         2,510     2,522
Intangible assets - net                         1,872     1,858
Investment in international ventures            1,131       881
Net investment in assets held for sale            422       302
Other assets                                    1,357       878
                                             ----------------------
    Total assets                              $24,193   $23,204
                                             ======================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                              $ 4,364   $ 2,837
 Accounts payable                                 771       944
 Employee compensation                            335       367
 Dividends payable                                252       251
 Current portion of restructuring charges         354       337
 Other                                          1,455     1,278
                                             ----------------------
    Total current liabilities                   7,531     6,014
                                             ----------------------
Long-term debt                                  4,626     5,101
Postretirement and other postemployment
 benefit obligations                            2,315     2,502
Deferred taxes, credits and other               1,991     2,154
Preferred stock subject to                         51        51
 mandatory redemption
Common shareowners' equity:
 Common shares                                  8,123     8,056
 Cumulative deficit                              (282)     (458)
 LESOP guarantee                                 (157)     (187)
 Foreign currency translation adjustments          (5)      (29)
                                             ----------------------
  Total common shareowners' equity              7,679     7,382
                                             ----------------------
    Total liabilities and shareowners'
      equity                                  $24,193   $23,204
                                             ======================
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